Exhibit 10.1

SEPARATION PAY AGREEMENT

THIS SEPARATION PAY AGREEMENT (the “Agreement”) by and between Connecture, Inc. (“Company”) and William A. Spehr (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of the 13th of April , 2015 (the “Effective Date”).

WHEREAS, You will be employed by the Company;

WHEREAS, the Company and You have agreed to the terms of the separation pay the Company will pay You upon termination of Your employment Without Cause (defined below), and the Parties desire to express the terms and conditions in this Agreement;

NOW, THEREFORE, in consideration of Company’s agreement to continue to employ You and in further consideration of the mutual agreements set forth herein, it is agreed:

1. At-Will Employment. This Agreement does not create a contract of employment. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time and for any or no reason. This Agreement does not alter the at-will employment relationship.

2. Termination of Employment. Your employment may be terminated for any or no reason, including any of the following events:

A.	Your death;

B.	Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation;

C.	Mutual agreement between You and the Company at any time;

D.	For Cause, as defined below:

1)	Willful insubordination;

2)	Any act or omission by You which is, or is likely to be, intentionally injurious to the Company or the business reputation of the Company;

3)	Your willful misconduct, dishonesty, fraud, or malfeasance that results in injury to the Company; or

4)	Your conviction of or Your entry of a plea of guilty or no contest to: (a) a felony, or (b) crime involving dishonesty or moral turpitude. Should you be charged with a felony or crime involving dishonesty or moral turpitude, the Company reserves the right to suspend your employment without pay or benefits pending adjudication of the charge.

E.	Your Resignation. If You resign Your employment with the Company, You shall provide the Company with thirty (30) days advance written notice of such resignation (the “Notice Period”); provided, however, that the Company may, at any time during the Notice Period, terminate Your employment for any or no reason. If the Company terminates Your employment for any reason prior to the expiration of the Notice Period, then: (i) the Company will pay You all accrued but unpaid wages through the 30th date of termination based on Your then-current base salary, and (ii) such termination shall still be considered a resignation under this sub-section E. Nothing in this sub-section E shall alter the at-will employment relationship between You and the Company as set forth in Section 1 above.

F.	Without Cause. Without Cause means any termination of employment by the Company which is not defined in sub-sections A-E above.

3. Post-Termination Payment Obligations. If the Company terminates Your employment Without Cause (as defined in sub-section 2F above), then the Company will:

A.	Pay You all accrued but unpaid wages through the termination date based on Your then-current base salary, and

B.	After Your “separation from service” as defined in Internal Revenue Code §409A(a)(2)(A)(i):

1)	make payments to You in nine (9) equal installments for a period of nine (9) months (the “Separation Pay Period”) on the last day of each month (each such payment to be a “Separation Payment”). Each Separation Payment shall be for an amount equal to one twelfth (1/12) of Your then-current annual base salary. If the last day of the month falls on a weekend or a legal holiday, the respective Separation Payment will be paid on the business day immediately preceding such day. Except as provided in the previous sentence, under no circumstances will any Separation Payment to be made under this sub-paragraph be accelerated or deferred;

2)	reimburse You for any out of pocket COBRA premium expenses as they relate to Yours and Your eligible dependents’ under the Company’s major medical group health plan, on a monthly basis, for a period of nine (9) months; and

All payments made pursuant to this Section 3 will be subject to applicable withholdings, including, but not limited to, withholdings required by Internal Revenue Code §3401. Except as set forth in this Section 3, the Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise. The separation payments set forth above shall constitute full satisfaction of the Company’s obligations under this Agreement.

In addition, the Company’s obligation to make the separation payments pursuant to this Section 3 shall be conditioned upon Your:

1. Execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your release of the Company and its agents from any and all liability and claims of any kind;

2. Compliance with (i) the restrictive covenants contained in Section 4 below, and (ii) all other post-termination obligations to which You are subject; and

3. Cooperation with the Company as is reasonably necessary during the Separation Pay Period to support an effective transition of the position, duties, and responsibilities You performed immediately preceding the termination of Your employment.

If You do not execute an effective Separation & Release Agreement as set forth above, the Company shall have no obligation to provide any payments or benefits to You under this Section 3. The Company’s obligation to continue to provide the separation payments and other benefits set forth above shall terminate immediately upon: (i) any breach by You of any post-termination obligations to which You are subject, and/or (ii) any failure by You to cooperate with the Company during the Separation Pay Period as set forth above.

4. You acknowledge that: (i) Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees, customers, and prospective customers of the Company, (ii) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees, customers, and prospective customers are valuable assets of the Company which may not be used for any purpose other than the Company’s Business, (iii) the names of customers and prospective customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of the Company, (iv) customer and prospective customer lists, and customer and prospective customer information which have been compiled by the Company represent a material investment of the Company’s time and money, (v) the Company has invested and will invest its time and money in the development of Your skills in the Business, (vi) the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

A.	Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other person or entity.

You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the

Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your employment for any reason (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

The obligations under this Section 4A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

B.	Non-Disclosure of Customer or Prospective Customer Information. During the Restricted Period, You will not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in Customer’s or Prospective Customer’s accounts.

C.	Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Customers with whom You had Contact during the last fifteen (15) months of Your employment. Nothing in this sub-section shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which products or services the Company no longer offers.

D.	Non-Solicitation of Prospective Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any product or service competitive with the Business. The restrictions set forth in this sub-section apply only to Prospective Customers with whom You had Contact during the last year of Your employment with the Company (or during Your employment if employed less than a year). Nothing in this sub-section shall be construed to prohibit You from soliciting any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business which the Company no longer offers.

E.	Restrictions on Competition. During the Restricted Period, You will not, in the continental United States, with regard to the listed Restricted Companies, directly or indirectly, (i) be employed in a managerial or decision-making capacity or in a position comparable to a position held by You with the Company during the fifteen (15) month period preceding the termination of your employment, or (ii) consult with or provide advice or assistance in the areas of management, operations or sales where such capacity, position, advice or assistance involves duties, responsibilities or assistance pertaining to The Business.

F.	Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this sub-section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.

G.	Definitions. For purposes of this Section 4, only, capitalized terms shall be defined as follows:

1)	“Business” shall mean the business of: (a) developing, marketing, selling, and implementing computer software which enables insurers, third party administrators, brokers and exchange operators and other insurance financial industry enterprises to automate insurance processes and exchange information through internet-based applications (the “Software”); and (b) providing (i) maintenance, (ii) hosting, and (iii) customer and support services, related to the Software.

2)

“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

3)	“Contact” means any interaction between You and a Customer or Prospective Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company.

4)	“Customer” means any person or entity to whom the Company has sold its products or services.

5)	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

6)	“Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Your duties or the Employee’s duties for the Company.

7)	“Prospective Customer” means any person or entity with whom the Company was in active business discussion or negotiations to provide its products or services.

8)	“Restricted Companies” means companies engaged in the Business including, but not necessarily limited to, the following companies which are direct competitors of the Company: BenefitFocus, eHealthInsurance, Go Health, Maestro, and GetInsured.

9)	“Restricted Period” means the time period during Your employment with the Company and for fifteen (15) months after Your employment with the Company ends.

10)	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

H.	Injunctive Relief. If You breach any of the restrictions set forth in this Section 4, You agree that: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

I.	Independent Enforcement. The covenants set forth in this Section 4 shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in this Section 4. The Company shall not be barred from enforcing the restrictive covenants set forth in this Section 4 by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

5. Entire Agreement. Other than the Employment Covenants Agreement, which is to be considered independent to this Agreement, this Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including, but not limited to, any offer letter from the Company to You and/or any employment agreement between the Company and You. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

6. Release of Claims. You release and discharge the Company from any claim or liability that occurs on or before the day You sign this Agreement, whether known or unknown, arising out of or relating to any agreement and/or understanding between You and the Company relating to Your employment, including, but not limited to, any offer letter from the Company to You and/or any employment agreement between the Company and You. Notwithstanding the foregoing, this Section 6 does not release the Parties from their obligation contained in the Company’s Offer Letter, dated March 12, 2015 or in Attachment B to the Offer Letter, the Confidential Indemnity Agreement, effective as of April 13, 2015.

7. Governing Law. The laws of the State of Wisconsin shall govern this Agreement. If Wisconsin’s conflict of law rules would apply another state’s laws, the Parties agree that Wisconsin law shall still govern.

8. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

9. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

10. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

11. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

12. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

13. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Wisconsin. You consent to the personal jurisdiction of the state and/or federal courts located in Wisconsin. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

14. Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

15. Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CONNECTURE, INC.		WILLIAM A. SPEHR

By:	/s/ James P. Purko	By:	/s/ William A. Spehr
	Jams Purko, Chief Financial Officer		William A. Spehr

Date:	March 26, 2015	Date:	March 22, 2015